EXHIBIT 3(A)
                             AMALGAMATION AGREEMENT

                            THIS AMALGAMATION AGREEMENT dated as of May 5, 1995.

BETWEEN:

                                     RUSTY LAKE RESOURCES LTD., a
                                     corporation incorporated under the laws of Ontario

                                                 ("Rusty Lake")

                                     -and-

                                     SEVEN SEAS PETROLEUM INC., a
                                     corporation incorporated under the laws of British Columbia

                                                 ("Seven Seas")

     WHEREAS Rusty Lake and Seven Seas have agreed to complete an amalgamation under the British Columbia Company Act whereby they will amalgamate and continue under the name "Seven Seas Petroleum Inc.";

     AND WHEREAS upon the amalgamation being effective, shares of each of the Amalgamating Corporations (as defined below) will be exchanged for shares of Amalco;

     NOW THEREFORE THIS AGREEMENT WITNESSETH AS FOLLOWS: ARTICLE ONE

                                   Definitions

1.1  In this Agreement:

     "Affiliate" has the meaning ascribed thereto in the Securities Act
     (Ontario);
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     "Agreement" means this Amalgamation Agreement;

     "Amalco" means the continuing corporation constituted upon the Amalgamation becoming effective;

     "Amalco Shares" means the common shares without nominal or par value in the capital of Amalco;

     "Amalgamating Corporations" means Rusty Lake and Seven Seas;

     "Amalgamation" means the amalgamation of Rusty Lake and Seven Seas pursuant to the British Columbia Act as contemplated by this Agreement;

     "British Columbia Act" means the Company Act (British Columbia);

     "Business Day" means a day on which securities may be traded on the Canadian Dealing Network;

     "Continuance" means the continuance of Rusty Lake pursuant to the British Columbia Act, as contemplated by this Agreement;

     "Dissenting Shareholders" means holders of Rusty Lake Shares or Seven Seas Shares who exercise rights of dissent under the Ontario Act or the British Columbia Act, respectively, with respect to the Continuance or Amalgamation, as the case may be;

     "Effective Date" means the effective date set forth in the Certificate of Amalgamation issued pursuant to the British Colombia Act with respect to the Amalgamation;

     "Joint Special Meeting of Shareholders" means the joint special meeting of the shareholders of Rusty Lake and Seven Seas to be held for the purpose of considering a special resolution relating to the Amalgamation and related matters, including the Continuance in the case of the shareholders of Rusty Lake;

     "Ontario Act" means the Business Corporations Act (Ontario);

     "Proxy Statement" means a joint management information circular which will accompany the notices of shareholders meetings of Rusty Lake and Seven Seas called, among other things, to approve and adopt this Agreement;

     "Rusty Lake Shares" means the common shares without nominal or par value in the capital of Rusty Lake as constituted on the date hereof;

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     "Seven Seas Shares" means the common shares without nominal or par value in the capital of Seven Seas as constituted on the date hereof;

     "Transfer Agent" means the transfer agent for the Amalco Shares.

1.2 Unless the context otherwise requires, words and phrases used herein that are defined in the Ontario Act and the British Columbia Act shall have the same respective meaning herein as in such Act, and in the event of a conflict, the British Columbia shall govern.

                                   ARTICLE TWO

                         Representations and Warranties

2.1  Rusty Lake represents and warrants to and agrees with Seven Seas that:

     (a) Rusty Lake is a corporation duly incorporated and organized and validly subsisting and in good standing under the Ontario Act and has the corporate power and authority to own or lease its assets as now owned or leased and to carry on its business as now carried on and holds all necessary federal, provincial and municipal governmental licenses, permits and authorizations in connections therewith;

     (b) the authorized capital of Rusty Lake consists of an unlimited number of common shares of which 9,698,984 Rusty Lake Shares are validly issued and outstanding at the date hereof as fully paid and non-assessable shares;

     (c) Rusty Lake has the corporate power and authority to enter into this Agreement;

     (d) no person, firm or corporation has any agreement, warrant or option, or any right capable of becoming an agreement, warrant or option, for the purchase of any unissued shares in the capital of Rusty Lake;

     (e) the audited financial statements of Rusty Lake for the twelve months ended December 31, 1994 and 1993 and the unaudited financial statements for the three months ended March 31, 1995, together with the notes thereto (collectively, the Rusty Lake Statements), present fairly the financial position of Rusty Lake and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis;

     (f) there have been no changes since March 31, 1995 in the condition, financial or otherwise, or in the results of operations of Rusty Lake as shown on or

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          reflected in the Rusty Lake Statements which have had or may reasonably be expected to have a materially adverse effect on the business, prospects, property, financial condition or results of operations of Rusty Lake taken as a whole, except as disclosed in the Proxy Statement;

     (g) none of the execution and delivery of this Agreement, the consummation of the Amalgamation and the fulfillment of and compliance with the terms and provisions hereof will (i) result in or constitute a default under, the articles or by-laws of Rusty Lake or any agreement to which Rusty Lake is a party or any Rusty Lake assets are bound, (ii) constitute an event which would permit any party to any agreement with Rusty Lake to terminate such agreement or to accelerate the maturity of any indebtedness of Rusty Lake or other obligation of Rusty Lake, or (iii) result in the creation of imposition of any encumbrance upon the Rusty Lake Shares or any assets of Rusty Lake;

     (h) there is no legal, arbitrable, governmental or other action, proceeding or investigation pending or threatened against or otherwise affecting Rusty Lake or any of its assets and, to the best of its knowledge, Rusty Lake is not aware of any event or events which have occurred that could give rise to any such action, proceeding or investigation, except as disclosed in the Proxy Statement;

     (i) Rusty Lake has not declared or paid any dividend or otherwise made any distribution of any kind to shareholders and Rusty Lake has not disposed of or entered into any agreement to dispose of any of its assets or incurred indebtedness;

     (j) Rusty Lake is in compliance with all applicable governmental laws, by-laws, regulations and orders relevant to Rusty Lake's corporate existence, operations or properties;

     (k) Rusty Lake is a "reporting issuer" as defined in the securities legislation of Ontario, and is not in default of any filings required to be made pursuant thereto or the regulations made thereunder;

     (l) the Rusty Lake Shares are quoted for trading on the Canadian Dealing Network;

     (m) the information in the Proxy Statement relating to Rusty Lake will be true, correct and complete in all material respects and will not contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading in light of the circumstances in which they were made;

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     (n)  there is no indebtedness of Rusty Lake which is not disclosed or reflected in the Rusty Lake Statements;

     (o) Rusty Lake has no employment, consulting or management contracts or commitments with any party which cannot be terminated without cause upon giving 30 days written notice;

     (p) Rusty Lake has not guaranteed or agreed to guarantee any indebtedness or other obligation of any third party; and

     (q) all tax returns and reports of Rusty Lake required by law to be filed to the date hereof have been filed and are true, complete and correct and all taxes required to be paid have been paid.

2.2  Seven Seas represents and warrants to and agrees with Rusty Lake that:

     (a) Seven Seas is a corporation duly incorporated and organized and validly subsisting under the British Columbia Act and has the corporate power and authority to own or lease its assets as now owned or leased and to carry on its business as now carried on and holds all necessary federal, provincial and municipal governmental licenses, permits and authorizations in connection therewith;

     (b) the authorized capital of Seven Seas consists of an authorized capital of 100,000,000 Seven Seas Shares and 10,000,000 preferred shares issuable in series of which 5,000,000 Seven Seas Shares are validly issued and outstanding at the date hereof as fully paid and non-assessable shares, no preferred shares are issued and outstanding and a total of 8,288,349 Seven Seas Shares subject to issuance pursuant to a pending private placement (6,999,999 Seven Seas Shares), a pending settlement of Rusty Lake debt and outstanding management incentive options (885,000 Seven Seas Shares);

     (c) Seven Seas has the corporate power and authority to enter into this Agreement;

     (d) no persons, firm or corporation has any agreement warrant or option, or any right capable of becoming an agreement, warrant or option, for the purchase of any unissued shares in the capital of Seven Seas except as disclosed herein;

     (e) the audited financial statements for the period ended March 31, 1995, together with the notes thereto (collectively the "Seven Seas Statements"), present fairly the financial position of Seven Seas and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis;

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     (f)  there have been no changes since March 31, 1995 in the condition, financial or otherwise, or int he results of the operations of Seven Seas as shown on or reflected in the Seven Seas Statements which have had or may reasonably be expected to have a materially adverse effect on the business, prospects, property, financial condition or results of operations of Seven Seas taken as a whole, except as disclosed in the Proxy Statement;

     (g) none of the execution and delivery of this Agreement, the consummation of the Amalgamation and the fulfillment of or compliance with the terms and provisions hereof will (i) result in or constitute a breach of any term or provision of, or constitute a default under, the articles or by-laws of Seven Seas or any agreement to which Seven Seas is a party or any of Seven Seas's assets are bound, (ii) constitute an event which would permit any party to any agreement with Seven Seas to terminate such agreement or to accelerate the maturity of any indebtedness of Seven Seas or other obligation of Seven Seas, or (iii) result in the creation or imposition of any encumbrance upon Seven Seas's Shares or any assets of Seven Seas.

     (h) there is no legal, arbitrable, governmental or other action, proceeding or investigation pending or threatened against or otherwise affecting Seven Seas or any of its assets and to the best of its knowledge, Seven Seas is not aware of any event or events which have occurred that could give rise to any such action, proceeding or investigation, except as disclosed in the Proxy Statement;

     (i) except as disclosed in the Proxy Statement, Seven Seas has not declared or paid any dividends or otherwise made any distribution of any kind or nature to any of its shareholders and Seven Seas has not disposed of or entered in any agreement to dispose of any of its assets or incur indebtedness;

     (j) Seven Seas is in compliance with all applicable governmental laws, by-laws, regulations and order relevant to Seven Seas's corporate existence, operations or properties;

     (k) the information in the Proxy Statement relating to Seven Seas will be true, correct and complete in all material respects and will not contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading in light of the circumstances in which they were made.

                                       -6-
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                                  ARTICLE THREE

                              Conditions Precedent

3.1 Subject to section 3.2 hereof, this Agreement shall have no force and effect whatsoever and shall be null and void unless:

     (a) the shareholders of Rusty Lake shall have approved the Continuance of Rusty Lake to the British Columbia Act and Rusty Lake shall have effected the Continuance;

     (b) the shareholders of each of Rusty Lake and Seven Seas shall have approved this Agreement as required by the British Columbia Act;

     (c) the Agreement shall have been approved by order of the Supreme Court of British Columbia;

     (d) the shares of Amalco shall be accepted for quotation on the Canadian Dealing Network;

     (e) the private placement of Seven Seas Shares and the settlement of Rusty Lake debt in exchange for Seven Seas Shares shall have been completed on the terms as described in the Proxy Statement;

     (f) Rusty Lake or Seven Seas shall not have received prior to the Effective Date written objections to the Continuance or Amalgamation, as the case may be pursuant to the dissent rights provided in the Ontario Act or British Columbia Act from the holders of that number of Rusty Lake Shares or Seven Seas Shares (excluding objections which have been withdrawn) which in the opinion of the directors of Rusty Lake or Seven Seas is material to the transactions; and

     (g) all representations and warranties of Rusty Lake and Seven Seas contained herein are true and correct on the Effective Date.

3.2 If any condition set out in section 3.1 (other than 3.1(a) or (b)) shall not be fulfilled or performed, the party entitled to the benefit of such condition shall be entitled to terminate this Agreement or to waive the condition.

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                                  ARTICLE FOUR

                                    Covenants

4.1 Each party hereto agrees with the other that it will not prior to or on the Effective Date; (i) allot or issue any shares of its capital or enter into any agreement except this Agreement providing for either certainly or contingently or contemplating the issue of shares of its capital, except the issue of shares pursuant to options or other rights disclosed herein; (ii) declare dividends;
(iii) sell all or any part of its assets, or otherwise enter into any transactions or negotiations which could reasonably be expected to interfere with or be inconsistent with the consummation of the Amalgamation; (iv) amend its constating documents; or (v) incur any further liabilities out of the ordinary course of business.

                                  ARTICLE FIVE

                                  Amalgamation

5.1 The Amalgamating Corporations hereby agree to amalgamate pursuant to the provisions of the British Columbia Act and to continue as one corporation on the terms and conditions set for in this Agreement.

5.2 Each of Rusty Lake and Seven Seas shall call and hold a meeting of shareholders in accordance with the Ontario Act and the British Columbia Act, respectively, and applicable securities laws for the purpose of approving this Agreement and the Continuance as required by the Ontario Act and the British Columbia Act.

5.3 On the Effective Date, the amalgamation of the Amalgamating Corporations and their continuance as one corporation shall become effective; the property of each Amalgamating Corporation shall continue to be the property of Amalco; Amalco shall continue to be liable for the obligations of each Amalgamating Corporation; any existing cause of action, claim or liability to prosecution shall be unaffected; any civil, criminal or administrative action or proceeding pending by or against an Amalgamating Corporation may be continued to be prosecuted by or against Amalco; any conviction against, or ruling under a judgment in favor of or against, an Amalgamating Corporation may be enforced by or against Amalco; and the Articles of Amendment with respect to the Amalgamation shall be deemed to be the Articles of Incorporation of Amalco.

                                   ARTICLE SIX

                                     Amalco

6.1  The name of Amalco shall be SEVEN SEAS PETROLEUM INC.

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6.2  There shall be no restriction on the business which Amalco is authorized to carry on.

6.3 The registered office of Amalco shall be in the City of Vancouver in the Province of British Columbia. Until changed by the board of directors, the address of the registered office of Amalco in the City of Vancouver shall be 885 West Georgia Street, Suite 800, Vancouver, British Columbia, V6C 3H1.

6.4 Amalco shall be authorized to issue 100,000,000 common shares without par value, herein defined as "Amalco Shares", and 10,000,000 preferred shares without par value, issuable in one or more series.

6.5 The rights, privileges, restrictions and conditions attaching to the Amalco Shares as a class are as follows:

     (a) one vote for each Amalco Share held at all meetings of shareholders of Amalco, other than meetings at which the holders of another specified class or series of shares are entitled to vote separately as a class or series;

     (b) receive any dividend declared by the board of directors of Amalco in respect of the Amalco Shares; and

     (c) subject to the prior rights of the holders of any class of shares ranking senior to the Amalco Shares, to receive the remaining property of Amalco in the event of the liquidation, dissolution or winding-up of Amalco, whether voluntarily or involuntarily, or any other distribution of the assets of Amalco among its shareholders for the purpose of winding-up its affairs.

6.6 The rights, privileges, restrictions and conditions attacking to a particular series of the preferred shares of Amalco shall be as specified by the directors of Amalco in the resolution authorized the creation of such series of shares.

6.7 There shall be no restrictions on the issue, transfer or ownership of shares in the capital of Amalco.

6.8 The board of directors of Amalco shall, until otherwise changed in accordance with the Act, consist of a minimum of three and a maximum of twenty directors, the number of which shall be fixed from time to time by the directors.

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6.9  On the Effective Date, the number of directors shall be seven. The first directors of Amalco shall be the persons whose names and addresses appear below:


NAME AND                     ADDRESS                         RESIDENCY
PROPOSED OFFICE (IF ANY)     -------                         ---------
------------------------
Albert E. Whitehead          9 E. 4th Street                 United States
                             Suite 305
                             Tulsa, OK
                             74103-5109

George H. Plewes             1650-701 West Georgia St.          Canada
                             Vancouver, B.C.
                             V7Y 1C6

William G. McIntosh          38 - 5880 Hampton Place            Canada
                             Vancouver, B.C.
                             V6T 2E9

Harvey S. Robinson           361 Poplar Ave.                    Canada
                             Qualicum Beach, B.C.
                             V9K 1J7

James A. Millard             700 Gulf Canada Square             Canada
                             401-9th Ave. S.W.
                             Calgary, Alberta
                             T2P 2M2

John B. Zaozirny, Q.C.       1906-1200 6th St. S.W.             Canada
                             Calgary, Alberta
                             T2R 1H3

Timothy T. Stephens          3067 Reba Drive                 United States
                             Houston, Texas
                             77109

6.10 The memorandum and articles of Amalco shall be as set out in Schedules I and II respectively and approved in writing under the provisions of the British Columbia Act.

6.11 Without limiting the borrowing powers of Amalco as set forth in the Act, as amended from time to time, Amalco may, from time to time, with or without the authority of any articles or the authorization of the shareholders:

     (a)  borrow money upon the credit of Amalco including by way of overdraft;

     (b) issue, reissue, sell or pledge bonds, debentures, notes or other evidences of indebtedness or guarantees of Amalco whether secured or unsecured;

     (c) charge, mortgage, hypothecate, pledge or otherwise create a security interest in the undertaking or in all or any currently owned or subsequently acquired real or personal, movable or immovable property of Amalco, including book

                                      -10-
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          debts, rights, powers and franchises, to secure any such bonds, debentures, notes or other evidences of indebtedness or guarantees or any other present or future indebtedness or liability of Amalco.

6.12 The Auditors of Amalco shall be Arthur Andersen, 2300 - 1055 W. Hastings Street, Vancouver, British Columbia, V6E 2J2 and the directors of Amalco may from time to time fix the renumeration of the auditors.

6.13 The Registrar and Transfer Agent of Amalco shall be Montreal Trust Company of Canada at either its offices in Vancouver (510 Burrard Street, Vancouver, British Columbia, V6C 2O9) or Toronto (151 Front Street West, 8th Floor, Toronto, Ontario, M5J 2N1).

6.14 The fiscal year end of Amalco will be December 31.

6.15 The first annual general meeting of Amalco will be conducted in the month of June, 1996.

                                  ARTICLE SEVEN

                               Exchange of Shares

7.1 Subject to section 8.1, the shares in the capital of Rusty Lake and Seven Seas which are issued and outstanding immediately prior to the Effective Date shall, on and from the Effective Date, be converted into issued and outstanding shares in the capital of Amalco as follows:

     (a) each thirty-five issued and outstanding Rusty Lake Shares shall be converted into one issued and fully paid Amalco Share; and

     (b) each and outstanding Seven Seas shall be converted into one issued and fully-paid Amalco Share.

     In accordance with the terms of the management incentive options be issued by Rusty Lake, upon the Amalgamation becoming effective such management incentive options will become options to purchase Amalco Shares upon the same terms and subject to appropriate adjustments.

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                                  ARTICLE EIGHT

                                Fractional Shares

8.1 Fractional Amalco Shares will not be issued. A holder of Rusty Lake Shares, or Seven Seas Shares who would otherwise be entitled to receive a fraction of an Amalco Share shall be issued a whole Amalco Share.

                                  ARTICLE NINE

                             Dissenting Shareholders

9.1  Dissenting Shareholders who:

     (a) ultimately are entitled to be paid fair value for their Rusty Lake Shares or Seven Seas shall be deemed to have had their Rusty Lake Shares or Seven Seas Shares, as the case may be, cancelled on the Effective Date and Amalco shall not be required to recognize such holders as shareholders of Amalco from and after the Effective Date and the names of such holders shall be deleted from the register of holders of Amalco Shares from and after the Effective Date; and

     (b) ultimately are not entitled to be paid fair value, for any reason, for their Rusty Lake Shares or Seven Seas Shares, shall be deemed to have had their Rusty Lake Shares or Seven Seas Shares cancelled on the Effective Date, shall be deemed to have been issued Amalco Shares for their shares on the Effective Date as provided in section 7.1 hereof;


                                   ARTICLE TEN

          Special Meetings of Shareholders of Rusty Lake and Seven Seas

10.1 Rusty Lake and Seven Seas agree to use their best efforts to cause the Rusty Lake shareholders and Seven Seas shareholders, respectively, to vote in favor of the special resolution pertaining to the Amalgamation at the Joint Special Meeting of Shareholders.

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                                 ARTICLE ELEVEN

                                 Court Approval

11.1 After this Agreement has been approved in accordance with the Ontario Act and British Columbia Act, and all other terms and conditions contained in section 3.1 hereof have been fulfilled or waived pursuant to section 3.2 hereof, the Amalgamating Corporations shall, within the time prescribed under the British Columbia Act, jointly apply to the Supreme Court of British Columbia for an order approving the Amalgamation.

                                 ARTICLE TWELVE

                                     General

12.1 This Agreement shall be governed by and construed in accordance with the laws of the province of British Columbia and the federal laws of Canada applicable herein.

12.2 Rusty Lake shall be responsible for all reasonable costs and expenses incurred in connection with the preparation of this Agreement and the consummation of the transactions contemplated hereby.

            IN WITNESS WHEREOF this Agreement has been executed by the parties hereto.

                            Rusty Lake Resources Ltd.

                            by:

                            by:


                            Seven Seas Petroleum Inc.

                            by:

                            by:

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